As filed with the Securities and Exchange Commission on July 23, 2001
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ESC MEDICAL SYSTEMS LTD.

             (Exact name of registrant as specified in its charter)

         Israel                                          Not Applicable
----------------------------------     -----------------------------------------
 (State or other jurisdiction of            (I.R.S. employer identification no.)
 incorporation or organization)
     Yokneam Industrial Park
      Yokneam, Israel 20692                                 20692
----------------------------------     -----------------------------------------
(Address of principal executive offices)                 (Zip code)

                            ESC MEDICAL SYSTEMS LTD.
                             2000 SHARE OPTION PLAN
                            (Full title of the Plan)

                                 Mr. Sagi Genger
                                  Lumenis Inc.
                                2400 Condensa St.
                           Santa Clara, CA 95051-0901
                     (Name and address of agent for service)

                                 (408) 764-3000
                                 --------------
              Telephone, including area code, of agent for service

                                 With Copies to:

                               Norman Alpert, Esq.
                                  RubinBaum LLP
                              30 Rockefeller Plaza
                            New York, New York 10012
                                 (212) 698-7847

                         CALCULATION OF REGISTRATION FEE

========================== =============== ================ ================= =================
 Title Of Securities To     Amount To Be      Proposed          Proposed         Amount Of
      be Registered        Registered(1)       Maximum          Maximum       Registration Fee
                                           Offering Price       Offering
                                            Per Share(2)        Price(2)
========================== =============== ================ ================= =================
  Ordinary Shares, Par
Value NIS 0.10 Per Share     1,160,000         $10.90         $ 12,644,000       $ 3,161.00
-------------------------- --------------- ---------------- ----------------- -----------------
  Ordinary Shares, Par       2,200,000         $10.93         $ 24,046,000       $ 6,011.50
Value NIS 0.10 Per Share
-------------------------- --------------- ---------------- ----------------- -----------------
  Ordinary Shares, Par
Value NIS 0.10 Per Share     2,200,000         $24.90         $ 54,780,000       $13,695.50
-------------------------- --------------- ---------------- ----------------- -----------------
  Ordinary Shares, Par       4,440,000         $25.75         $114,330,000       $28,582.50
Value NIS 0.10 Per Share
-------------------------- --------------- ---------------- ----------------- -----------------
          TOTAL             10,000,000          ---           $205,800,000       $51,450.50
========================== =============== ================ ================= =================

(1) This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the 2000 Share Option Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h): in the case of 5,410,000 shares reserved for issuance pursuant to options already granted, based upon the prices at which such options may be exercised; and in the case of 4,590,000 shares reserved for issuance pursuant to options not yet granted, based upon (pursuant to Rule 457(c)) the average of the high and low price for the ordinary shares reported on NASDAQ on July 16, 2001.

ESC MEDICAL SYSTEMS LTD. HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH A PROSPECTUS PURSUANT TO ISRAELI LAW. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATION OR APPROVAL OF THE RELIABILITY OR ACCURACY OF THE MATTERS CONTAINED IN THIS FORM S-8 OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS FORM S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

The document(s) containing the information specified in Item 1 will be sent or given to participants in the 2000 Share Option Plan as specified by Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document(s) containing the information specified in Item 2 will be sent or given to participants in the 2000 Share Option Plan as specified by Rule 428(b)(2) and are not required to be filed as part of this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant, ESC Medical Systems Ltd., an Israeli corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement:

(i) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Commission on March 30, 2001, as amended by the amendments thereto filed with the Commission on April 30, 2001 and May 16, 2001;

(ii) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Commission on May 21, 2001; and

(iii) Registrant's Current Reports on Form 8-K, as filed with the Commission on March 15, 2001 and May 15, 2001 and the amendment to the latter Form 8-K filed with the Commission on July 13, 2001;

(iv) The description of the Ordinary Shares, par value NIS 0.10 per share, of Registrant (the "Ordinary Shares") contained in Registrant's Registration Statement on Form 8-A, dated January 15, 1996, filed pursuant to Section 12 of the Exchange Act on January 18, 1996, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Ordinary Shares offered hereby have been sold or which deregisters all Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters relating to the issuance of the Ordinary Shares of the Registrant covered by this Registration Statement will be passed upon for the Registrant by Zellermayer & Pelossof, Israeli counsel to the Company. A partner of Zellermayer & Pelossof has been granted currently exercisable options to purchase an aggregate of 50,000 ordinary shares under the Company's 1999 Share Option Plan at an exercise price of $10.90 per share. The options expire on February 22, 2011. The Registrant has been advised that the partner has assigned the economic benefit of the options to Zellermayer & Pelossof.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the provisions of the Israeli Companies Law, 1999 (the "Companies Law"), the Amended and Restated Articles of Association of the Registrant (the "Articles") include provisions permitting the Registrant to procure insurance coverage for its "office holders", exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An "office holder" is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

                                    Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company's interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an officer holder.

The Registrant currently has directors' and officers' liability insurance with a $100,000,000 limit of liability. The current policy period expires June 30, 2002. The Registrant currently intends to renew such policy or obtain at least comparable coverage after the expiration of such policy.

                                 Indemnification

The Companies Law provides that a company may indemnify an officer holder against: (i) a financial liability imposed on him in favor of another person by any judgment concerning an act performed in his capacity as an office holder; and (ii) reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court relating to an act performed in his capacity as an office holder, in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person;
(b) a criminal charge from which he was acquitted; or (c) a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal thought. The Articles authorize the Registrant to indemnify its office holders to the fullest extent permitted under the Law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder, provided that the undertaking is: (a) limited to categories of events which the board of directors determines that can be anticipated: and (b) limited in amount determined by the board of directors to be reasonable for the circumstances.

Pursuant to the Articles, the Registrant has entered into Indemnification Agreements with certain of its office holders (the "Indemnification Agreements"). Each Indemnification Agreement provides the office holder (the "Indemnitee") with the maximum indemnification allowed under applicable law. The Indemnification Agreements provide that the Registrant shall indemnify an Indemnitee who, by reason of the fact that he was a director, officer, key employee, fiduciary or agent of the Registrant or any subsidiary of the Registrant, is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal (unless convicted of committing an offense which requires proof of criminal thought), administrative or investigative, arising out of or relating to an Indemnifiable Event (as such term is defined in the Indemnification Agreements). The Indemnification Agreement sets forth a list of categories of Indemnifiable Events, among which are claims made under securities laws, claims in connection with the business of the Registrant, claims in connection with transactions of the Registrant not in the ordinary course, claims by employees, intellectual property claims, claims by lenders and creditors of the Registrant, tort claims and claims relating to the products of the Registrant, tax matters, environmental matters and regulatory matters. Under the Indemnification Agreement, the Registrant undertakes to indemnify the Indemnitee against all expenses which are defined under the Indemnification Agreements to include, among other things, expenses, judgments and amounts paid in settlement (including taxes imposed on the Indemnitee on account of receipt of such payouts) incurred by the Indemnitee with respect to any specific Indemnifiable Event up to the limit amount. The Indemnification Agreements set forth limit amounts applicable to each Indemnifiable Event. The terms of the Indemnification Agreements authorize the Registrant's Board of Directors and Audit Committee to increase the limit amount if they determine that the foreseeable expenses in connection with a specific Indemnifiable Event may be more than the limit amount.

                                    Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care. The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by law. Under the Indemnification Agreements, the Registrant exempts and releases the Indemnitee from any and all liability to the Registrant related to any breach by the Indemnitee of his or her duty of care to the Registrant.

Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for any liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Registrant; (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal benefit; or (d) any fine levied against the office holder.

The foregoing descriptions are general summaries only, and are qualified entirely by reference to the full text of the Registrant's Amended and Restated Articles of Association, as adopted on May 30, 2000, and the form of Indemnification Agreement, both filed as exhibits to the Registrant's proxy statement in connection with its 2000 Annual General Meeting of shareholders, which are incorporated herein by reference.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.           Description of Exhibit
-----------           ----------------------

4.1 ESC Medical Systems Ltd. 2000 Share Option Plan, incorporated by reference from Appendix A to the Registrant's Definitive Proxy Statement, File No. 000-27572, for the 2001 Annual General Meeting of Shareholders, filed on June 20, 2001.

4.2 Form of Specimen Certificate for Ordinary Shares, incorporated by reference from Amendment No. 2 to the Registrant's Registration Statement on Form F-1, File No. 33-80199, filed on January 19, 1996.

4.3 Memorandum of Association of the Registrant, as amended and restated on May 30, 2000, incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-8, File No. 333-40600, filed on June 30, 2000 (the "2000 Form S-8").

4.4 Articles of Association of the Registrant, as amended and restated on May 30, 2000, incorporated by reference to Exhibit 4.4 to the 2000 Form S-8.

5.1 Opinion of Zellermayer & Pelossof, regarding the legality of the securities being registered.

23.1   Consent of Brightman Almagor & Co.

23.2   Consent of Luboshitz Kasierer.

23.3   Consent of Deloitte & Touche LLP.

23.4   Consent of Zellermayer & Pelossof (included in Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

A.  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam, Israel, on the 23th day of July, 2001.

                                            ESC MEDICAL SYSTEMS LTD.

                                            By  /s/ YACHA SUTTON
                                                ------------------------
                                                   Yacha Sutton,
                                                   Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yacha Sutton and Hadar Solomon , and each of them, his/her true and lawful attorneys-in- fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may all fully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities and on the dates indicated.

             Signature                 Title                         Date

      /s/ YACHA SUTTON
----------------------------    Chief Executive Officer
      Mr. Yacha Sutton       (Principal-Executive-Officer)        July 23, 2001

       /s/ ASIF ADIL
----------------------------    Chief Financial Officer
       Mr. Asif Adil         (Principal Financial Officer)        July 23, 2001

    /s/ JACOB A. FRENKEL
----------------------------        Chairman of the
   Prof. Jacob A. Frenkel         Board of Directors              July 23, 2001

       /s/ARIE GENGER
---------------------------- Vice Chairman of the Board of
      Mr. Arie Genger                  Directors                  July 23, 2001

    /s/ PHILIP FRIEDMAN
----------------------------
      Philip Friedman                  Director                   July 23, 2001

     /s/THOMAS G. HARDY
----------------------------
    Mr. Thomas G. Hardy                Director                   July 23, 2001

    /s/DARRELL S. RIGEL
----------------------------
   Prof. Darrell S. Rigel              Director                   July 23, 2001

      /s/S.A. SPENCER
----------------------------
      Mr. S.A. Spencer                 Director                   July 23, 2001

                                INDEX TO EXHIBITS

Exhibit No.           Description of Exhibit
-----------           ----------------------

4.1 ESC Medical Systems Ltd. 2000 Share Option Plan, incorporated by reference from Appendix A to the Registrant's Definitive Proxy Statement, File No. 000-27572, for the 2001 Annual General Meeting of Shareholders, filed on June 20, 2001.

4.2 Form of Specimen Certificate for Ordinary Shares, incorporated by reference from Amendment No. 2 to the Registrant's Registration Statement on Form F-1, File No. 33-80199, filed on January 19, 1996.

4.3 Memorandum of Association of the Registrant, as amended and restated on May 30, 2000, incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-8, File No. 333-40600, filed on June 30, 2000 (the "2000 Form S-8").

4.4 Articles of Association of the Registrant, as amended and restated on May 30, 2000, incorporated by reference to Exhibit 4.4 to the 2000 Form S-8.

5.1 Opinion of Zellermayer & Pelossof, regarding the legality of the securities being registered.

23.1   Consent of Brightman Almagor & Co.

23.2   Consent of Luboshitz Kasierer.

23.3   Consent of Deloitte & Touche LLP.

23.4   Consent of Zellermayer & Pelossof (included in Exhibit 5.1).